Exhibit 10.1

REPUBLIC BANCORP, INC.

2015 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This is a Performance Stock Unit ("PSU") Award Agreement (this "Agreement" or "Award") dated as of ___________, 20__ (the "Grant Date") by and between Republic Bancorp, Inc., a Kentucky corporation (the "Company"), and ___________ (the "Participant").

Recitals

A.With shareholder approval, the Board of Directors of the Company adopted the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the "Plan").

B.The Committee (as defined in the Plan) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Participant the right to receive up to that number of PSUs set forth herein.

Agreement

NOW, THEREFORE, the Company and the Participant do hereby agree as follows:

SECTION 1 –GRANT OF AWARD

Pursuant to the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant __________ PSUs (the "Maximum Number").  Each PSU represents the right to receive one share of the Company's Class A common stock ("Stock") pursuant and subject to the terms, definitions, and conditions of the Plan and the restrictions set out in this Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings given in the Plan.

SECTION 2 – TRANSFER RESTRICTIONS

Until the delivery of Stock with respect to the PSUs in accordance with the terms of this Award, the PSUs may not be assigned, transferred, pledged or otherwise encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and such Awards shall be exercisable, during the Participant's lifetime, only by the Participant. This Award may not be pledged or hypothecated in any way, and shall not be subject to any execution, attachment, or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the PSUs not specifically permitted by the Plan or this Award shall be null and void and without effect.

The Participant is bound by Section 11.13 of the Plan, which provides that any transfer of Stock received upon vesting under this Award must be preceded by a written notice to the

Company that allows the Company to take up to 10 days to decide whether to buy the Stock instead of the Stock being transferred as proposed.

SECTION 3 –VESTING BASED ON PERFORMANCE AND PAYMENT

(a)Except as provided in Sections 4, 5 and 6 below, (i) if and to the extent that the performance criteria set forth in  Exhibit A attached hereto are met as of the end of any calendar year beginning with the year ending December 31, 2017 and ending on the last day of the Performance Period, as set out in Exhibit A and as determined by the Committee, the Participant shall be issued Stock between March 1 and March 15 after such year-end, provided that the Participant is then still employed in good standing, in an amount equal to 50% of the PSUs granted hereunder (rounded down to the next whole number if such percentage is not a whole number of shares), and (ii) after such first calendar year during this Performance Period that the performance criteria is met, if the performance criteria is met again at the end of another calendar year during the remaining term of the Performance Period, the Participant shall be issued Stock in an amount equal to the remaining 50% of the PSUs granted hereunder (rounded down to the next whole number if such percentage is not a whole number of shares) between March 1 and March 15 after such year-end, provided that the Participant is then still employed in good standing. Once Stock equal to 100% of the PSUs is issued during a Performance Period, the award under this Agreement shall be complete.

(b)The Participant shall have no rights as a shareholder with respect to any PSUs or shares of Stock under this Agreement until such shares have been duly issued and delivered to the Participant. Except for adjustments made as provided in Section 3.3 of the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the shares prior to such issuance. Participant shall have no Dividend Equivalent rights hereunder.

SECTION 4 – PRORATED VESTING ON CERTAIN TERMINATIONS OF EMPLOYMENT

In the event of the Participant's Termination of Employment prior to the end of the Performance Period, the following provisions shall apply:

(a)Except as expressly provided below in Sections 4(b) or 5, in the event of the Participant’s Termination of Employment for any reason prior to the end of the Performance Period, the PSUs still held by the Participant and not yet vested and paid in Stock shall be automatically forfeited by the Participant as of the date of the Participant's Termination of Employment.  Neither the Participant nor any of the Participant's successors, heirs, assigns or personal representatives shall have any rights or interests in any PSUs that are so forfeited.

(b)Notwithstanding Section 4(a), if the Participant experiences a Termination of Employment during the Performance Period as the result of the Participant's death or Disability (a "Qualifying Termination"), a portion of any Stock that would have been issued with respect to the PSUs as a result of the achievement of the performance criteria set forth in Exhibit A shall be issued at the time set forth in Section 3 above (between March 1 and March 15 following the end of the year in which the vesting criteria is met), as determined below:

In the event of a Qualifying Termination prior to completion of the Performance Period, the PSUs to be settled and paid in Stock after the calendar year end in which the

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Qualifying Termination occurred (and only after the calendar year end in which the Qualifying Termination occurred) shall be determined in the same manner as it would for a Participant who is still in service;  provided,  however, that if the Qualifying Termination occurs on or before June 30 of the calendar year in which the performance criteria set forth in  Exhibit A attached hereto are met, then the Participant shall be issued Stock between March 1 and March 15 after the end of that calendar year in an amount equal to 50% of the PSUs that would be payable for that calendar year to a Participant who is still in service  (i.e., 25% of the Maximum Number, rounded down to the next whole number if such percentage is not a whole number of shares). After the PSUs are settled and paid in Stock between March 1 and March 15 of the calendar year following the Qualifying Termination, any PSUs that have not vested shall terminate and be forfeited.

SECTION 5 – CHANGE OF CONTROL

In the event a Change of Control which also constitutes a change in ownership or effective control or a change in ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code (a "409A Change") occurs prior to both completion of the Performance Period and a Termination of Employment (other than a Qualifying Termination, which shall be governed by Section 4(b)(ii) above), all PSUs shall become fully vested on the date of such 409A Change. Each such vested PSU shall be paid by delivery within 45 days following such 409A Change of the same consideration that each Company shareholder receives in connection with such 409A Change, or, at the Committee's option, in cash based on the Fair Market Value received by shareholders of record for Stock in the 409A Change.

SECTION 6 – TAXES

The Company shall withhold from wages otherwise due, or retain from any payment to the Participant in respect of the PSUs, or take such other action which Company deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting of PSUs and issuance of Stock related thereto.  Unless an affirmative election is made by the Participant before the end of the Performance Period (or Change of Control, if earlier) to (i) remit already-owned shares of Stock, (ii) remit a cash payment, (iii) to have amounts debited from other wages due, or (iv) some combination thereof, the Participant shall be deemed to have elected to satisfy any federal and state tax withholding requirements through a reduction in the number of shares of Stock issuable upon vesting, equal to their Fair Market Value based on the amount of withholding taxes reasonably estimated by the Company to be due upon vesting. A form of withholding election, which may be used to notify the Company of the Participant’s election to pay the tax withholding by one of the means set forth above, is attached hereto as Exhibit B.

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SECTION 7 – RESTRICTIVE COVENANTS

(a)Confidentiality.  The Participant acknowledges that Confidential Information (as defined below) is the exclusive property of the Company and except for authorized use in the performance of the Participant's duties on behalf of and for the benefit of the Company, the Participant shall not disclose or use, at any time, in any way, or anywhere, either during or subsequent to employment with the Company, any trade secret or other Confidential Information.  "Confidential Information" means information, not generally known in the industry in which the Company or its subsidiaries is or may be engaged, about the Company's or its subsidiaries, costs, pricing, marketing, ideas, problems, developments, research records, technical data, processes, products, plans for products or service improvement and development, business and strategic plans, financial information, forecasts, customer records and any other information which derives independent economic value, actual or potential, and all other information of a trade secret or confidential nature.  Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Participant which results in a breach of this Agreement.

(b)Nonsolicitation of Customers or Employees.The Participant further agrees that during the Participant's employment or service with the Company and for a period of two years following the date of the Participant's Termination of Employment or Service, the Participant shall not (i) solicit or divert or attempt to divert from the Company or its subsidiaries, any customer's business now or at any time during the Participant's employment or service with the Company enjoyed by or specifically targeted by the Company or its subsidiaries; and (ii) directly or indirectly, solicit to employ or engage, offer employment or engagement to, hire, employ or engage any employee or independent contractor of the Company or any of its subsidiaries.

(c)Forfeiture of Award or Profits.  The Company and the Participant each acknowledge and agree that any breach of the covenants in this Section would cause irreparable harm to the Company or its subsidiaries.  In the event of a breach or threatened breach by the Participant of the covenants in this Section, the Company shall be entitled to, in addition to any other legal or equitable remedies available to it, declare the PSUs forfeited. Any stock certificates representing Stock issued to the Participant upon vesting of PSUs under this Award shall be returned to the Company. The Company and the Participant further agree that upon breach, the Company is entitled to recover, and the Participant will disgorge to the Company, any proceeds realized from any disposition of shares of Stock issued to the Participant upon vesting of PSUs under this Award.

(d)Survival; Other Remedies.  The provisions of this Section shall survive the termination of this Agreement and will be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements.  If any provision of this Agreement, including this Section, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.  The parties will execute all documents necessary to evidence such amendment.

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SECTION 8 – ACKNOWLEDGEMENTS

The Participant acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Participant represents that he or she is familiar with the terms and provisions thereof and hereby accepts the Award herein subject to all the terms and provisions thereof.  The Participant acknowledges that nothing contained in the Plan or this Agreement shall (a) confer upon the Participant any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Participant's employment or change the Participant's compensation at any time. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

SECTION 9 – DELAY IN PAYMENT TO SPECIFIED EMPLOYEES

Notwithstanding anything herein to the contrary, the date of delivery of Stock (or cash in lieu thereof if required hereby) to the Participant shall be delayed if payment would otherwise be required hereunder after Termination of Employment (other than on account of Death) and before 6 months have elapsed from the date of the Termination of Employment, if the Participant is a Specified Employee and the circumstances of payment require delay under 409A of the Code. "Specified Employee" shall have the meaning given in Treas. Reg. § 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period.

SECTION 11 – RESTRICTIONS IMPOSED BY LAW

Notwithstanding any other provision of this Agreement, the Participant agrees that the Company will not be obligated to deliver any shares of Stock if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Stock is listed. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

SECTION 12 – AMENDMENT

The Committee may amend the terms and conditions of this Agreement as provided in the Plan; provided, however, no amendment may impair the rights of the Participant without the consent of the Participant.

SECTION 13 – TERM OF AGREEMENT

This Agreement shall terminate (except with respect to Section 5) upon the earlier of (i) failure of the Participant to execute and return a counter-signed copy of this Agreement to the Company within 30 days after its presentation to Participant; (ii) payment of all amounts due or the forfeiture of the PSUs; (iii) mutual agreement of the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

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REPUBLIC BANCORP, INC.

By

Name:

Title:

Participant

Presenter's Initials:________

Date Presented:_____________

IMPORTANT NOTE: If this Agreement is not signed and returned to the Director of Human Resources of the Company by Participant within 30 days after receipt, it shall be deemed rejected by Participant and the Company's offer shall be immediately withdrawn and become null and void.

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EXHIBIT A

PERFORMANCE-BASED VESTING

The performance criteria which must be met for these PSUs to vest, in the increments provided in the Award, is the Company achievement of a Return on Average Assets (ROAA) of 1.25% for any calendar year beginning with the one ending on December 31, 2017 and for any subsequent year in Performance Period.

Any PSUs that do not vest based on the performance requirements set forth in this Exhibit A (and which have not previously terminated pursuant to the terms of the Award Agreement) will automatically terminate as of the last day of the Performance Period.

For purposes of the Award, the following definitions shall apply:

•	"Performance Period" means the period commencing on January 1, 2017 and ending on December 31, 2020.

•	"ROAA" or Return on Average Assets" means the Company's net income from continuing operations less any securities gains, net of taxes, divided by the average assets for a calendar year.

The Committee shall make all determinations regarding the achievement of ROAA based on the Company’s audited financial statements and average assets as to be reported in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission, and the determination of the Committee shall be final and binding on all parties. The Committee reserves the right, in its sole discretion, to adjust the calculation of ROAA downward for income or expense items that it considers to be infrequent or nonrecurring in nature.

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EXHIBIT B

Withholding Election for PSUs that are Vesting

INSTRUCTIONS: If you want shares that would otherwise vest to be deemed tendered back to the Company in an amount equal (based on their fair market value on the vesting date) to the withholding due, and the net number of vested shares issued in your name, you do not need to submit this form. If you prefer to satisfy your withholding obligation in a different way, please check the appropriate line below and return this form with any required other materials (cash or check, or a stock power or other stock certificates, if you elect Method No. 1 or No. 2 in whole or part).

Depending on the choice elected, cash or other documents need to accompany the election.  The amount remitted or withheld will be a reasonable estimate of the tax withholding obligations due by reason of the vesting of the PSUs, and your notice must acknowledge and allow debit from your next paycheck any reconciliation of that estimate to the exact tax withholding due, as soon as such amount is precisely calculable by the Company. For example, if our stock is trading at $26 when you submit your election, and you have 100 shares vesting (total value of $2,600), and you remit 28% of that amount (or $728) to cover the estimated current tax withholding rate, and it turns out that the shares trade at $26.50 on the vesting date, we will debit the additional $140 in withholding from your next paycheck.

Method No. 1

____I elect to pay the taxes due by tendering other shares of Company stock that I already own.  Attached is a stock certificate, signed on the back to tender, or a stock power to authorize the transfer agent to transfer the shares that I think will be sufficient to pay the withholding, based on the actual market value of the shares at the close of the market on the vesting date, and a ___% withholding rate.  If any more or less tax withholding is due, I authorize the Company to reconcile the value of the shares I have tendered and either issue me a check for the difference, or take the additional taxes due from my next paycheck.

Method No. 2

____ I elect to pay withholding in cash. Attached is a check for __% of the value of the shares that are vesting as of the latest close of the market before I submitted this form.  I understand that the Company will determine the actual market value of the shares at the close of the market on the vesting date, and if any more or less tax withholding is due, with reconcile that amount by either issuing me a check for the difference, or taking the additional taxes due from my next paycheck, and I authorize that deduction.

Method No. 3

____I authorize the Company to withhold the taxes related to this vesting of PSUs from my next regular paycheck. I understand that, if one paycheck will not be large enough to cover these taxes and all other regular deductions, the Company will debit any difference

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by issuing to me fewer than the total number of vested shares (the number subtracted will depend on the amount of taxes still due and the fair market value of the shares on the vesting date).

Method No. 4

____I elect a combination of the above methods, as follows (please describe):________________________________________________________________

________________________________________________________________________

SIGNATURE

OF PARTICIPANT:__________________________________________

Date:________________________

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